Exhibit 99.1

Duke Energy Corporation

Notice to Directors and Executive Officers

Duke Energy Corporation (“Duke Energy”) has received notice from the plan administrator of the Duke Energy Retirement Savings Plan, Cinergy Corp. Non-Union Employees’ 401(k) Plan, Cinergy Corp. Union Employees’ 401(k) Plan and Cinergy Corp. Union Employees’ Savings Incentive Plan (collectively, the “401(k) Plan”) that activity in the Duke Energy Common Stock Fund under the 401(k) Plan will be closed for participant transactions (i.e., investment election changes, loans, distributions and withdrawals). The blackout period will begin, depending on the plan and participant transaction, as early as the close of business on December 26, 2007 and will end as late as sometime during the week of January 6, 2008. This temporary suspension is necessary in order for the plan recordkeeper, Fidelity Investments, to clear all pending trades and determine final account balances in connection with the merger of the Cinergy Corp. Non-Union Employees’ 401(k) Plan into the Duke Energy Retirement Savings Plan, the transfer of recordkeeping services for the Duke Energy Retirement Savings Plan from Hewitt Associates to Fidelity Investments and the change in each of the plan’s investment funds. This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period you will be unable to trade in Duke Energy common stock (or related securities). The blackout period occurs during a time when trading under Duke Energy’s insider trading policy is generally not permitted (i.e., not during a “trading window” pursuant to the Duke Energy Corporation Insider Trading Policy). Please note that this restriction will not apply to certain trading activities, including (i) any purchases and sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended or (ii) dividend reinvestments.

If you have any question about this notice and the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting Duke Energy Corporation, Attention: Vice President, Corporate Human Resources, 526 South Church St., Charlotte,  NC 28202 (telephone (704) 382-8554).